CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            ECOLOGICAL SERVICES, INC.

                                 * * * * * * * *

         ECOLOGICAL SERVICES, INC. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: By unanimous consent of the Board of Directors and consent of the majority stockholders of the Corporation resolutions were duly adopted summarizing proposed amendments to the Certificate of Incorporation of said Corporation. The resolutions summarizing the proposed amendments are as follows:

         RESOLVED, the Majority Shareholders and the Board of Directors believe it is in the best interest of the Corporation to amend the Corporation's Certificate of Incorporation to (1) modify Article I of the Certificate of Incorporation to change the company's name to Stanford Capital Corporation and (2) modify Article 4 of the Certificate of Incorporation to authorize 50,000,000 shares of common stock and to reauthorize the par value at $.001 per share.

         SECOND: That, in accordance with the resolution set forth above,
Article 1 of the Corporation's Certificate of Incorporation is amended to state that the new name of the Corporation is Stanford Capital Corporation. Article 4 of the Corporation's Certificate of Incorporation is amended to a` uthorize the issuance of 50,000,000 shares of common stock and to reauthorize the par value at $.001 per share.

                                    ARTICLE I

         The name of the corporation is Stanford Capital Corporation.

                                    ARTICLE 4

         The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000 shares of common stock with par value of $.001 per share.

         THIRD: That thereafter, pursuant to resolution of its Board of Directors and written consent of the majority stockholders the amendments were properly approved in accordance with Delaware law.

         FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FIFTH: These amendments shall become effective upon filing with the Delaware Secretary of State.

         IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its President this 2nd day of January 2003.


                                                ECOLOGICAL SERVICES, INC.

                                                By: /s/ Kevin Monson
                                                   ----------------------------
                                                   Kevin Monson